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                         GLOBE BUSINESS RESOURCES, INC.
                   EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

         The following is a list of subsidiaries of Globe Business Resources, Inc. at February 28, 1998. All corporations listed are 100% owned subsidiaries of Globe Business Resources, Inc.

STATE OF
NAME OF COMPANY                                      INCORPORATION
---------------                                      -------------

Corporate Quarters, Inc.                             Texas
Corporate Stay International, Inc.                   Ohio
Interim Quarters Acquisition LTD                     Texas
Globe Furniture Rentals, Inc.                        Ohio
GranTree Corporation                                 Oregon
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